CODE OF ETHICS OF
HORIZON CAPITAL MANAGEMENT, INC.

I. Introduction and Overview

In our efforts to ensure that Horizon Capital Management, Inc. ("HCMI") develops and maintains a reputation for integrity and high ethical standards, it is essential not only that HCMI and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. HCMI’s Code of Ethics ("the Code") is destined to help ensure that we conduct our business consistent with these high standards.

As a registered investment adviser, HCMI and its employees owe a fiduciary duty to our clients that requires each of us to place the interests of our clients ahead of our own interests. A critical component of our fiduciary duty is to avoid potential conflicts of interest. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of fund shareholders and other advisory clients of HCMI. Please bear in mind that a conflict of interest can arise even if there is no financial loss to our clients and regardless of the employee’s motivation. Many potential conflicts of interest can arise in connection with employee personal trading and related activities.

The Code is designed to address and avoid potential conflicts of interest relating to personal trading and related activities and is based on three underlying principles:

(1)	We must at all times place the interests of our shareholders (including both mutual funds and managed accounts) first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of HCMI clients.

(2)	We must make sure that all personal securities transactions are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.

(3)	Investment company personnel should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the fund or HCMI could call into question the exercise of your independent judgment.

II. PERSONS COVERED BY THE CODE

The policies and procedures set forth in the Code apply to all officers and employees (collectively, "Employees") of HCMI. Certain provisions of the Code apply to Employees who make, participate in making, or obtain current information about investment decisions made by HCMI or any sub-adviser. When an Employee makes, participates in making or obtains current information about an investment decision for a mutual fund or other client, that Employee is considered an "Access Person" with respect to the security being purchased or sold for purposes of this Code. Information with respect to a securities transaction is "current" if the transaction occurred within the preceding 24 business hours. The Code presumes that Employees will not usually be involved in decisions or situations where such persons would be considered Access Persons under this Code.

The policies and procedures set forth in the Code also apply to all members of an Employee’s immediate family, which for purposes of the Code refers to any person living in the Employee’s household (whether or not related to you), any partnership of which you are the General Partner, any limited liability company of which you are a managing member other than HCMI or HCMI’s affiliates, any trust that you control, and/or any person to whose financial support the Employee makes a significant contribution (together with Employees, "Covered Persons").

III. PROHIBITION ON PERSONAL TRADING

A Covered Person may purchase or sell a security for a personal account as long as the Covered Person would not also be deemed an Access Person with respect to the security being purchased or sold. As explained above, if a Covered Person makes, participates in making, or obtains current information about investment decisions made by HCMI or any sub-adviser with respect to a particular security, such Covered Person shall be deemed an Access Person. Access Persons may not purchase or sell any such securities until having received written authorization from HCMI or until two business days following the date of any transaction effected for a client account. Access Persons must obtain approval from the fund advised by HCMI or from the fund’s investment adviser, Rafferty Asset Management, before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Transactions effected by a Covered Person for a personal account prior to obtaining any information about a pending or executed client transaction are not prohibited by this section of the Code.

This policy does not apply to transactions which qualify as Exempted Transactions (as defined below). If you have any question as to the application of this policy, contact the Compliance Officer, Marti Thomas.

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IV. EXEMPTED TRANSACTIONS

The policies and procedures set forth in the Code regarding personal investing apply to all personal securities transactions by Covered Persons, unless such transaction is an Exempted Transaction, as defined below. If you have any doubt as to the applicability of the Code to a particular transaction, contact the Compliance 0fficer, Martii Thomas..

The Code (including the specific prohibitions on personal trading, the pre-clearance procedures and the reporting requirements) does not apply to the following types of transactions, which are referred to as "Exempted Transactions." As a result, Covered Persons may engage in Exempted Transactions without following the procedures set forth in the Code. Exempted Transactions are personal securities transactions by Covered Persons in the following:

1.	Shares of registered open-end mutual funds other than funds advised by HCMI and money market funds. (Please note that shares of closed-end investment companies are not included in the definition of Exempted Transactions);

2.	Transactions under $10,000 in securities or in funds other than funds advised by HCMI. There is no de minimis exception for trading in funds advised by HCMI.

3.	Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government;

4.	Debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit;

5.	Commercial paper;

6.	Foreign currency;

7.	Transactions in derivatives based on any of the above listed securities;

8.	Non-volitional transactions in which the Covered Person does not exercise investment discretion at the time of the transaction (e.g., calling of a security by the issuer, automatic exercise or liquidation of an in-the-money derivative instrument upon expiration pursuant to exchange rules, non-volitional receipt of gifts out of the control of the Covered Person);

9.	Acquisitions of securities through dividend reinvestment plans (note that additional shares offered at no commission charges are not permitted to be purchased by Covered Persons) and acquisitions of securities through the exercise of rights that are offered pro rata to all shareholders;

10.	Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code;

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11.	Receipt of securities or options pursuant to an employment arrangement; and
12.	Acquisition of securities by a Covered Person of the securities of the Covered Person's employer or an affiliate thereof.

Additionally, transactions in accounts ("Special Accounts") over which the Covered Person exercises no direct or indirect influence or control may be excluded from the Code (and treated as Exempted Transactions) provided that prior approval for exclusion from the Code is obtained by HCMI by notifying, and discussing these Accounts with the Compliance Officer, Marti Thomas. An account will be deemed a Special Account provided all of the following conditions are met:

The Covered Person disclosed to the Compliance Officer the existence of the Special Account and allows the Compliance Officer to review, upon his or her discretion, the governing documents of such Special Account;

The Covered Person establishes to the satisfaction of the Compliance Officer that he or she has no direct or indirect influence or control over the Special Account or over investment decisions made for the Special Account;

The Covered Person completes the attached Special Account Certification on an annual basis, or such other certification that the Compliance Officer may deem acceptable;

The Covered Person establishes to the satisfaction of the Compliance Officer that he or she provides no investment advice to the person(s) who directly or indirectly influence or control the investment decisions for the Special Account ("Control Persons");

The Covered Person does not disclose to the Control Persons any action that HCMI may take, or has or has not taken, or any HCMI consideration of any action with respect to that security; and

The Control Persons do not disclose to the Covered Person any action such Control Persons may or may not take or any action under consideration with respect to any transaction for the Special Account until after such decisions have been made and fully executed.

If you have a Special Account and you feel that an exception from compliance with the Code is warranted, please see a Compliance Officer. Determinations as to whether exception from the Code will be granted will be made on a case-by-case basis. Depending on all of the facts and circumstances, HCMI reserves the right to require additional procedures to be followed, as HCMI deems necessary or appropriate. Further, HCMI reserves the right at any time, in the discretion of the legal counsel to HCMI, to require compliance with all or parts of the Code or to revoke the exception at any time.

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If you have any questions about whether a particular transaction qualifies as an Exempted Transaction, contact the Compliance Officer, Marti Thomas.

V. Prohibition on Insider Trading

HCMI forbids any officer, director or employee from trading, either personally or on behalf of others (such as mutual funds and private accounts managed by HCMI), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading."

This policy applies to every officer, director and employee and extends to activities within and outside their duties at HCMI. Every officer, director and employee must read and retain this policy statement. Any questions regarding HCMI policy and procedures should be referred to the Compliance Officer.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider training is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information;
•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
•	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If after reviewing this policy statement, you have any questions, you should consult Marti Thomas and/or Dexter Lyons.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purpose. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

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In addition, HCMI may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in publications of general circulation would be considered public.

THEORIES UPON WHICH LIABILITY MAY BE BASED

It is well settled under the securities laws that there may be liability for unlawful dissemination of inside information under one of several theories. These theories include but are not limited to a fiduciary duty theory and a misappropriation theory.

PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

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•	civil injunctions
•	treble damages
•	disgorgement of profits
•	jail sentences
•	fines for the person who committed the violation of up to three times the profit gains or loss avoided, whether or not the person actually benefited, and
•	fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

PROCEDURES

The following procedures have been established to aid the officers, directors and employees of HCMI in avoiding insider trading, and to aid HCMI in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of HCMI must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, consult Dexter Lyons.

IDENTIFYING INSIDE INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by HCMI, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to the Compliance Officer.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by HCMI.
•	Do not communicate the information inside or outside HCMI, other than to the Compliance Officer.
•	After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within HCMI, except as provided herein.

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VI. REPORTS AND CERTIFICATIONS REGARDING PERSONAL SECURITIES TRANSACTIONS

Personal Holdings Reports: In order to address potential conflicts of interest that can arise when a Covered Person disposes of a security acquired prior to his or her association with HCMI and to help ensure compliance with the Code, all Covered Persons must provide HCMI with a list of all securities holdings (the "Personal Holdings List") (other than interests in Exempted Transactions) and a list of all brokers, dealers and/or banks where they maintain a securities account. This Personal Holdings List must be provided upon commencement of employment and updated annually thereafter.

HCMI is sensitive to Covered Persons' privacy concerns and will endeavor not to disclose the contents of a Covered Person's Personal Holdings List to anyone unnecessarily.

Quarterly Transaction Reports: Pursuant to the federal securities laws for registered investment advisers and registered investment companies, Covered Persons must file a Quarterly Securities Transaction Report with HCMI within 10 days after the end of each quarter listing securities transactions except Exempted Transactions and any new securities accounts established at a bank, broker or dealer during the quarter unless they are able to provide duplicate brokerage confirmations as described below. If no securities transactions occurred and no new securities accounts were opened during the relevant quarter, a Report indicating that fact still must be filed with HCMI.

Duplicate Brokerage Confirmations: In lieu of quarterly transaction reports, HCMI will accept a duplicate copy of all securities transaction confirmations generated by any broker-dealer(s) or bank(s) for all accounts belonging to a Covered Person. A form of brokerage letter is attached to the Code. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a Covered Person, such Covered Person is required to complete a Brokerage Account Form quarterly.

Certification of Compliance: Each Employee will be required to certify that he or she has read, understands and has complied with (or in the case of a newly hired Employee, will comply with) the Code. This Certification of Compliance is required upon commencement of employment and annually thereafter.

VII. MISCELLANEOUS

Certain activities, while not directly involving personal trading issues, nonetheless raise similar potential conflict of interest issues and are appropriate for inclusion in the Code.

Service on Boards: Employees are prohibited from serving on the board of directors of any for-profit company or organization without the prior, written approval of the Compliance Officer. Such approval will only be granted when HCMI believes that such board service will be consistent with the interests of HCMI’s clients. If board service is authorized, appropriate procedures will be developed to ensure that confidential information is not obtained or used by the Employee or by HCMI.

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Gifts: On occasion you may be offered, or may receive, gifts from clients, brokers, vendors or other persons not affiliated with HCMI. The receipt of extraordinary or extravagant gifts from such persons is not permitted. Gifts of a nominal value (i.e., gifts the reasonable value of which is no more than $500 annually from one person), and customary business meals and entertainment (e.g., sporting events) and promotional items (e.g., pens, mugs) may be received. You may not, however, solicit any gifts.

You may not give any gift with a fair market value in excess of $100 per year to persons associated with securities or financial organizations including exchanges, other member organizations, commodity firms, news media, or clients of the firm. You may provide reasonable entertainment to such persons, provided that both you and the recipient are present.

You must never give or receive gifts or entertainment that would be embarrassing to either you or HCMI if made public.

Annual Board Review: The management of HCMI annually will prepare a report that summarizes any changes in the Code, highlights violations of the Code requiring significant remedial action and identifies any recommended changes to the Code.

VIII. VIOLATIONS OF THE CODE

HCMI views violations of the Code to be a serious breach of the firm's rules. Consequently, any Employee who violates any policy or procedure contained in the Code is subject to sanctions, including termination of employment. Further, violations of the Code may constitute violations of federal and/or state laws and may be referred to the proper authorities upon discovery. If you have any questions about any aspect of the Code, contact the Compliance Office.

IX. EFFECTIVE DATE

This Code is effective as of August 15, 2004

Your acknowledgement that you have received and read this policy and procedures statement is required.

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SIGNATURE	DATE

QUARTERLY TRANSACTION REPORT

DATE	TITLE B/D OR BANK	INTEREST /MATURITYRATE	#SHARES	PRINCIPAL AMOUNT	ACTION	PRICE

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___ I HAVE NO REPORTABLE TRANSACTIONS.

SIGNATURE/DATE

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PERSONAL HOLDINGS REPORT

Title	#Shares	Principal Amt.	B/D or Bank

SIGNATURE/DATE